NEWS RELEASE

For:
Tasty Baking Company For More Information: Mary C. Borneman Manager, Investor & Public Relations 215-221-8537	David S. Marberger Chief Financial Officer; Chad Ramsey Director, Investor Relations
mary.borneman@tastykake.com	215-221-8500

FOR IMMEDIATE RELEASE

TASTY BAKING COMPANY REPORTS
EARNINGS PER FULLY-DILUTED SHARE OF $0.51 FOR FISCAL 2006

Company reduces total debt by $5 million in 2006

Philadelphia, Pennsylvania, March 1, 2007 - Tasty Baking Company (Nasdaq: TSTY) today announced financial results for the fourth quarter and year ended December 30, 2006.

Financial Highlights Fourth Quarter and Year End 2006
$ in millions, except per share data (unaudited)
	2006 13-Week Q4	2005 14-Week Q4	% Change[1]	Fiscal 52-Week 2006	Fiscal 53-Week 2005	% Change[1]
Gross Sales	$64.6	$73.1	-11.5%	$267.9	$278.0	-3.6%
Discounts & Allowances	$23.7	$28.1	-15.6%	$100.2	$105.7	-5.2%
Net Sales	$40.9	$45.0	-9.0%	$167.7	$172.3	-2.6%
Route Net Sales			-6.6%			-2.3%
Non-route Net Sales			-15.8%			-3.7%

Gross Margin %[2]	34.5%	29.6%	4.9% points	34.4%	31.4%	3.0% points
Net Income	$1.6	$0.2	858.7%	$4.2	$1.8	127.7%
Net Income per Fully-diluted Share	$0.19	$0.02	850.0%	$0.51	$0.23	121.7%
Adjusted EBITDA[3]	$2.8	$2.1	36.0%	$12.2	$9.7	24.7%

[1] Percentages may not calculate due to rounding
[2]  Based on net sales less cost of sales and depreciation
[3] Earnings before interest expense, income taxes, depreciation and amortization adjusted for the impact of non-recurring income during the fourth quarter 2006 (reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, is provided below)

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “We continued to make strong progress in 2006 by improving our operational performance. Margins are up, profits are up, and we believe we are in solid financial shape as evidenced by our improved balance sheet and cash flow. Our strategy has been to improve profits and margins to fund more marketing investment to build the Tastykake brand. In line with this strategy, we are excited about our 2007 advertising campaign, which will include Tastykake’s first comprehensive television promotion in approximately 20 years.”

Results of Operations

For the 13-week fourth quarter ended December 30, 2006, the company reported net income of $1.6 million and earnings per fully-diluted share of $0.19 compared to net income of $0.2 million and $0.02 per fully-diluted share in the 14-week fourth quarter ended December 31, 2005. In the fourth quarter 2006, the company benefited from a pre-tax gain of $1.6 million related to a terminated option on its corporate office and distribution center. For the full-year 2006, net income was $4.2 million and earnings per fully-diluted share were $0.51 versus net income of $1.8 million and $0.23 per fully-diluted share in 2005.

Excluding the impact of the extra selling week in 2005, fourth quarter 2006 volume was down 17% compared to the same quarter a year ago. The volume decline is primarily attributed to the January 2006 price increase and less price discounting compared to a year ago. In addition, on a comparative basis, the company had a very strong fourth quarter in 2005 with volume up 13% versus the fourth quarter 2004, excluding the 53rd week in 2005. Volume was up significantly during the fourth quarter 2005 due to the timing of new products and increased price promotion activity.

In the fourth quarter 2006, gross sales were down 11.5% and net sales were down 9.0% compared to the same period in 2005. In 2005, the fourth quarter benefited from an additional selling week that contributed $2.8 million to gross sales. While net sales were down, net sales as a percentage of gross sales increased by 180 basis points to 63.3% in the fourth quarter 2006 compared to 61.5% in the fourth quarter 2005. This increase was driven by lower price promotion expense in the fourth quarter 2006 versus the fourth quarter 2005 and is a direct result of the strategy to improve the company’s price realization and overall profitability.

For the full-year 2006, gross sales decreased 3.6% and net sales decreased 2.6% compared to the full-year 2005, including the benefit of the extra selling week in 2005.

Cost of sales, excluding depreciation, for the fourth quarter 2006 decreased 16.7% versus the fourth quarter 2005. The decrease in the cost of sales was primarily attributable to the decline in volume and lower salary and salary-related overhead expenses. These decreases were partially offset by increased costs for certain ingredients and packaging during the fourth quarter 2006. For the full-year 2006, total cost of sales, excluding depreciation, decreased 7.3% versus 2005.

Depreciation increased 10.5% in the fourth quarter 2006 compared to the same period a year ago due to the acceleration of depreciation for certain fixed assets, approximating $120,000. For the full-year 2006, depreciation expense increased 1.0% versus 2005.

As a result of increased net sales realization and lower overhead expenses, gross profit in the fourth quarter 2006 increased 6.1% versus the same period in 2005 and gross margin expanded by 490 basis points to 34.5%. For the full-year 2006, gross profit increased 6.6% versus 2005 and gross margin expanded by 300 basis points to 34.4% of net sales.

Selling, general and administrative (SG&A) expenses in the fourth quarter 2006 increased 2.5% compared to the fourth quarter 2005. This increase was attributed principally to increased marketing costs associated with development and production of a new Tastykake television commercial as well as increased workman’s compensation expense. These increases were partially offset by lower salary expenses and reduced freight expense driven by lower volumes.

Earnings before interest, taxes, depreciation and amortization adjusted for non-recurring items (Adjusted EBITDA) for the fourth quarter 2006 was approximately $2.8 million, an increase of 36.0% versus the same period in the prior year. For the full-year 2006, Adjusted EBITDA was approximately $12.2 million, an increase of 24.7% versus 2005. As explained above, improved price realization and improved gross margin helped drive this increase in Adjusted EBITDA year-over-year. (See Reconciliation Table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, included below)

David S. Marberger, executive vice president and chief financial officer, said, “The price increase reduced our volumes, as expected, but it was a necessary step to improve the company’s profitability and margins. Now that the company has made great strides in improving its margin structure, we are in a better position to benefit from a growth in sales. Also, our strong cash flow in 2006 enabled the company to reduce debt by approximately $5 million or 20%.”

Mr. Pizzi commented, “In 2006, we took several important steps towards improving company performance and strengthening the power of the Tastykake brand. In 2007, we are focused on leveraging this momentum to grow net sales.”

Mr. Pizzi concluded, “With regards to the assessment of our long-term manufacturing strategy, we continue to make progress as we evaluate our options. While no decision has been made as of this date, we reiterate our preference to maintain operations in Philadelphia. As we move towards a final decision, we do not believe it is appropriate to provide guidance on 2007 operating results. We expect the year ahead to be filled with exciting opportunities that will continue the transformation of Tasty Baking Company.”

Conference Call

Tasty Baking Company management will host a conference call Thursday morning, March 1, 2007, at 11:00 a.m. EST to discuss the company’s financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. On the company's homepage, click on “Webcast” under the "Our Company, Investor Relations" captions. For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “7967074.” The telephone replay will be available from 1:00 p.m. on March 1, 2007, until Wednesday, March 7, 2007, at 11:59 p.m. EST.

Non-GAAP Financial Measures

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to non-recurring items. In 2006, the company recorded a one-time gain of $1.6 million on the termination of an option to purchase its corporate headquarters and distribution center. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provides useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

About Tasty Baking Company

Tasty Baking Company (Nasdaq: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

# # #

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including without limitation, the costs to upgrade and enhance existing facilities, the costs to acquire (or lease) and fit-out a new facility and relocate thereto, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to successfully enter new markets, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual reports to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including without limitation reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will change its manufacturing strategy or, in the event of a change in its manufacturing strategy, that the new strategy will be successful. The company assumes no obligation to publicly update or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 and 14 Weeks Ended		52 and 53 Weeks Ended
		12/30/2006	12/31/2005	12/30/2006	12/31/2005

	Gross sales	$64,636	$73,070	$267,911	$277,967
	Less discounts and allowances	(23,720)	(28,105)	(100,196)	(105,694)
	Net sales	40,916	44,965	167,715	172,273

	Cost of sales	25,041	30,065	103,495	111,690
	Depreciation	1,765	1,597	6,566	6,503
	Selling, general and administrative	13,111	12,796	52,290	50,990
	Restructure charge, net of reversals (a)	-	71	-	71
	Interest expense	321	389	1,480	1,370
	Gain on termination of option (b)	(1,600)	-	(1,600)	-
	Other income, net (c)	(268)	(225)	(1,088)	(1,019)

	Income before provision for income taxes	2,546	272	6,572	2,668

	Provision for income taxes	945	105	2,376	825

	Net income	$1,601	$167	$4,196	$1,843

Average number of shares outstanding:	Basic	8,033	8,051	8,045	8,056
	Diluted	8,217	8,134	8,236	8,154
	Per share of common stock:

	Net income: Basic	$0.20	$0.02	$0.52	$0.23
	Net income: Diluted	$0.19	$0.02	$0.51	$0.23

	Cash Dividend	$0.05	$0.05	$0.20	$0.20

(a) Fourth quarter 2005 results were affected by a pre-tax restructuring charge of approximately $100 million, net of reversals, due to arrangements made with certain employees who left the company effective the fourth quarter 2005.

(b) During the fourth quarter of 2006, the company recorded a gain of $1,600 upon termination of the option agreement entered into with Keystone Redevelopment Partners, LLC.

(c) During the third quarter of 2005, the company realized a $93 revenue gain from the sale of two distribution routes.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	12/30/2006	12/31/2005

Current assets	$28,247	$29,008
Property, plant, and equipment, net	65,384	66,248
Other assets	21,100	26,051

Total assets	$114,731	$121,307

Reserve for restructures, current portion	$-	$247
Current liabilities	21,694	19,125
Long term debt	18,385	23,092
Accrued pension and other liabilities	19,780	24,599
Postretirement benefits other than pensions	6,065	16,955
Shareholders' equity	48,807	37,289

Total liabilities and shareholders' equity	$114,731	$121,307

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of March 1, 2007.

The table below reconciles net income, presented in accordance with GAAP, to earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the non-recurring, one-time gain in the fourth quarter 2006 due to the termination of an option on the company’s corporate offices and distribution center.

(in thousands)
(unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	12/30/2006	12/31/2005	12/30/2006	12/31/2005

Net Income	$1,601	$167	$4,196	$1,843
Add: Interest expense, net	97	195	617	577
Add: Provision for income taxes	945	105	2,376	825
Add: Depreciation and Amortization	1,765	1,597	6,566	6,503
EBITDA	$4,408	$2,064	$13,755	$9,748
Deduct: Gain on termination of option	1,600	-	1,600	-
Adjusted EBITDA	$2,808	$2,064	$12,155	$9,748